             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
             -------------------------------------------------------

We consent to the inclusion in this Amendment No. 1 to the Registration
Statement on Form S-1 (File No. 333-122967) of our report dated February 17,
2005, except for Note 8, as to which the date is March 28, 2005, with respect to our audit of the financial statements of International Metal Enterprises, Inc.
as of December 31, 2004 and for the period December 23, 2004 (Inception) to
December 31, 2004, which report appears in the Prospectus, which is part of this
Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
March 29, 2005